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                                                               Exhibit (e)(1)
                                                               Banking Agreement


                                 BANK AGREEMENT
                             (FULLY DISCLOSED BASIS)


                                             Date

Seligman Advisors, Inc.            Re:  Name of Bank
100  Park Avenue
New York, New York 10017

Gentlemen:

     We are a "bank" (as such term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We desire to make available to our customers, under an agency relationship with our customers, shares of beneficial interest or common stock of open-end registered investment companies managed by J. & W. Seligman & Co. Incorporated (hereinafter referred to individually as a "Fund" and collectively as the "Funds"). A current list of the Funds is included with this Agreement as Exhibit A. You are the exclusive agent for the distribution of such shares pursuant to the terms of a Distributing Agreement between you and each Fund. Unless the context otherwise requires, as used herein the term "Prospectus" shall mean the prospectus and related statement of additional information incorporated therein by reference (as amended and supplemented) of each of the respective Funds included in the then currently effective registration statement (or post-effective amendment thereto) of each such Fund, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement").

     In consideration for the mutual covenants contained herein, it is hereby agreed that our respective rights and obligations shall be as follows:

1. With respect to any and all transactions in the shares of any Fund pursuant to this Agreement, it is understood and agreed in each case that (a) we shall be acting solely as agent for the account of our customer; (b) each transaction shall be initiated solely upon the order of our customer; (c) you shall execute transactions only upon receiving instructions from us acting as agent for our customer; (d) as between us and our customer, our customer will have full beneficial ownership of all Fund shares; and (e) each transaction shall be for the account of our customer and not for our account. Each transaction shall be without recourse to us provided that we act in accordance with the terms of this Agreement. We represent and warrant to you that we will have full right, power and authority to effect transactions (including, without limitation, any purchases and redemptions) in Fund shares on behalf of all customer accounts provided by us to you or to any transfer or shareholder servicing agent as such term is defined in the Prospectus of each Fund (the "Transfer Agent").

2. All orders for the purchase of any Fund shares shall be executed at the then current public offering price per share (i.e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of any Fund shares shall be executed at the current price bid by you, in each case as described in the Prospectus of such Fund. All orders are subject to acceptance or rejection by you at your sole discretion. Unless otherwise mutually agreed in writing, each transaction shall be promptly confirmed in writing directly to the customer on a fully disclosed basis and a copy of each confirmation shall be sent simultaneously to us. You reserve the right, at your discretion and without notice, to suspend the sale of shares or withdraw entirely the sale of shares of any or all of the Funds.
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3.   We agree that we shall not make shares of any Fund available to our customers except in compliance with all applicable federal and state laws and the rules and regulations of applicable regulatory agencies or authorities. We agree that we shall not purchase any Fund shares, as agent for any customer, unless we deliver or cause to be delivered to such customer, at or prior to the time of such purchase, a copy of the Prospectus of such Fund, or unless such customer has acknowledged receipt of the Prospectus of such Fund. We further agree to obtain from each customer for whom we act as agent for the purchase of Fund shares any taxpayer identification number certification required under Section 3406 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, and to provide you or your designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code and the regulations thereunder. Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each of the customers who purchase shares of any Fund through us pursuant to this Agreement copies of all annual and interim reports, proxy solicitation materials and any other information and materials relating to such Funds and prepared by or on behalf of you, the Fund or its investment adviser, custodian, transfer agent or dividend disbursing agent for distribution to each such customer. You agree to supply us with copies of the Prospectus, annual reports, proxy solicitation materials and any such other information and materials relating to each Fund in reasonable quantities upon request.


4. We shall not make any representations concerning any Fund shares other than those contained in the Prospectus of such Fund or in any promotional materials or sales literature furnished to us by you or the Fund. We shall not furnish or cause to be furnished to any person or display or publish and information or materials relating to any fund (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar material), except such information and materials as may be furnished to us by you or the Fund, and such other information and materials as may be approved in writing by you.


5. In the case of purchases by us, as agent for our customers, of Fund shares sold with a sales load, an account fee shall be payable to us as set forth in Exhibit A.


6. In the case of any Class A shares sold with a sales load, customers may be entitled to a reduction in sales load on purchases, in such case, our account fee will be paid based upon the reduced sales load as described in each Fund's Prospectus.


7. You shall be entitled to a contingent deferred sales load ("CDSL") on redemptions within six years of purchase on any Class B shares sold and within one year of purchase on any Class D shares. With respect to omnibus accounts in which Class B shares or Class D shares are held at Seligman Data Corp. ("Seligman Data") in our name, we agree that by the tenth day of each month we will furnish to Seligman Data a report of each redemption in the preceding month to which a CDSL was applicable, accompanied by a check payable to you in payment of the CDSL due.
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8.   If, with respect to a redemption of any Class B shares or Class D shares sold by us, the CDSL is waived because the redemption qualifies for a waiver set forth in the Fund's prospectus, we shall promptly remit to you an amount equal to the payment made by you to us at the time of sale with respect to such Class B shares or Class D shares.

9. We agree to comply with the "Policies and Procedures" with respect to sales of shares of Seligman Mutual Funds offering three classes of shares attached hereto as exhibit C.

10. The procedures relating to all orders and the handling thereof will be subject to the terms of the Prospectus of each Fund and your written instructions to us from time to time. No conditional order will be accepted.

11.  a.   We agree to pay for purchase orders of any Fund shares from us as agent for our customers in accordance with the terms of the Prospectus of the applicable Fund. On or before the settlement date of each purchase order for shares of any Fund, we shall either (i) remit to an account designated by you with the Transfer Agent and amount equal to the then current public offering price of the shares of such Fund being purchased less our account fee, if any, with respect to such purchase order as determined by you in accordance with the terms of the applicable Fund Prospectus, or (ii) remit to an account designated by you with the Transfer Agent an amount equal to the then current public offering price of the shares of such Fund being purchased without deduction for our account fee, if any, with respect to such purchase order as determined by you in accordance with the terms of the applicable Fund Prospectus, in which case our account fee, if any, shall be payable to us by you on at least a monthly basis. If payment for any purchase order is not received in accordance with the terms of the applicable Fund Prospectus, you reserve the right, without notice, to cancel the sale and to hold us responsible for any loss sustained as a result thereof.

     b. If any shares sold to us as agent for our customers under the terms of this Agreement are sold with a sales load and are redeemed for the account of the Fund or are tendered for redemption within seven (7) days after confirmation of our purchase order for such shares: (i) we shall forthwith refund to you the full account fee received by us on the sale; and (ii) you shall forthwith pay to the Fund your portion of the salesload on the sale which had been retained by you and shall also pay to the Fund the amount refunded by us.

12. We shall not withhold placing with you orders received from our customers so as to profit ourselves as a result of such withholding.

13. We hereby represent and warrant to you that (a) we are a "bank" as such term is defined in Section 3(a)(6) of the Exchange Act; (b) we are a duly organized and validly existing "bank" in good standing under the laws of the jurisdiction in which we were organized; (c) all authorizations (if any) required for our lawful execution of this Agreement and our performance hereunder have been obtained; (d) as agents for our customers, we are the only one having a direct relationship with the customer and therefore, we will be responsible, in that relationship for necessary compliance with all laws and regulations including those of applicable bank regulatory authorities and any federal or state regulatory body having jurisdiction over us or our customers; and (e) upon execution and delivery by us, and assuming due and valid execution and delivery by you, this Agreement will constitute a
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     valid and binding Agreement, enforceable against us in accordance with its terms. We agree to give written notice to you promptly in the event that we shall cease to be a "bank" as such term is defined in Section 3 (a)(6) of the Exchange Act. In such event, this Agreement shall be automatically terminated upon such written notice.

14. You agree to inform us, upon our request, as to the states in which you believe the shares of the Funds have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but you shall have no obligation or responsibility as to our right to make shares of any Fund available to our customers in any jurisdiction.

15. The names and addresses and other information concerning our customers are and shall remain our sole property, and neither you nor your affiliates shall use such names, addresses or other information for any purpose except in connection with the performance of your duties and responsibilities hereunder and except for servicing and informational mailings relating to the Funds. Notwithstanding the foregoing, this Paragraph 12 shall not prohibit you or any of your affiliates from utilizing for any purpose the names, addresses or other information concerning any of our customers if such names, addresses or other information are obtained in any manner other than form us pursuant to this Agreement. The provisions of this Paragraph 12 shall survive the termination of this Agreement.

16. Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between you and us. Neither party hereto shall be, act as, or represent itself as, the agent or representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party. This Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement.

17. Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, or by telex, telegram or similar means of same day delivery. Notice shall be deemed to have been given on the date upon which it was either delivered personally to you or was mailed postage paid. Unless otherwise notified in writing, all notices to us shall be given or sent to us at our address shown below.

18. This Agreement shall be effective only when accepted and signed by you, and may be terminated at any time by either party hereto upon five (5) days prior written notice to the other party. You may modify this Agreement at any time by written notice to us. This Agreement constitutes the entire Agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements between the parties hereto relating to the subject matter hereof.
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19.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.




                                             Very truly yours,



Date:                               By: _________________________

                      Title:


NOTE: Please sign and return both copies of this Agreement to Seligman Advisors, Inc. Upon acceptance one countersigned copy will be returned to you for your files.


                                             Accepted:

                                             Seligman Advisors, Inc.


Date:                               By:
                                        -------------------------
                                            Stephen J. Hodgdon
                                               President
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                       EXHIBIT A


           THE SELIGMAN FAMILY OF MUTUAL FUNDS

  SELIGMAN CAPITAL FUND, INC.
  SELIGMAN COMMON STOCK FUND, INC.
  SELIGMAN COMMUNICATIONS & INFORMATION FUND, INC.
  SELIGMAN INCOME FUND, INC.
  SELIGMAN FRONTIER FUND, INC.
  SELIGMAN GROWTH FUND, INC.
  SELIGMAN VALUE FUND SERIES, INC.

  SELIGMAN HENDERSON GLOBAL FUND SERIES, INC.

      Seligman Henderson Global Smaller Companies Fund
      Seligman Henderson Global Technology Fund
      Seligman Henderson International Fund
      Seligman Henderson Global Growth Opportunities Fund
      Seligman Henderson Emerging Markets Growth Fund

  SELIGMAN CASH MANAGEMENT FUND, INC.

  SELIGMAN HIGH INCOME FUND SERIES

      U.S. Government Securities Series
      High Yield Bond Series

  SELIGMAN MUNICIPAL FUND SERIES, INC.

      National
      Colorado
      Georgia
      Louisiana
      Maryland
      Massachusetts
      Michigan
      Minnesota
      Missouri
      New York
      Ohio
      Oregon
      South Carolina

  SELIGMAN MUNICIPAL FUND SERIES TRUST
      California Quality
      California High Yield
      Florida
      North Carolina

  SELIGMAN PENNSYLVANIA MUNICIPAL FUND, SERIES

  SELIGMAN NEW JERSEY MUNICIPAL FUND, INC.

                            EXHIBIT B - SEE SECTION 5

                                 CLASS A SHARES

                                              Sales       Dealer
               Amount of Purchase            Charge      Discount
               ------------------            ------      --------
               Less than $50,000              4.75%        4.25%
               $50,000 up to $99,999          4.00%        3.50%
               $100,000 up to $249,999        3.50%        3.00%
               $250,000 up to $499,999        2.50%        2.25%
               $500,000 up to $999,999        2.00%        1.75%
               $1,000,000 or more *           0.00%        0.00%

* Shares acquired at net asset value pursuant to the foregoing ("NAV Sales") will be subject to a contingent deferred sales load ("CDSL") of 1.00% if the shares are redeemed within 18 months. Dealers will receive a fee on NAV sales calculated as follows: 1.00% of NAV sales up to but not including $ 2 million;
 .80% of NAV sales from $ 2 million up to but not including $ 3 million; .50% of NAV sales from $ 3 million up to but not including $ 5 million and .25% of NAV sales from $ 5 million and above. The calculation of the fee will be based on assets held by a "single person" as defined in each Fund's prospectus.


                                 CLASS B SHARES

                                 Dealer Discount

                                       4%




                                 CLASS D SHARES

                                 Dealer Discount

                                       1%